EXHIBIT 99.1

3D Systems Reports Fourth Quarter and Full Year 2025 Financial Results

ROCK HILL, South Carolina - March 9, 2026 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the fourth quarter and full year ended December 31, 2025.

•Fourth quarter revenue of $106.3 million grew 16% sequentially, above guidance of 8% to 10% growth, driven by a successful ramp-up of new printer system sales and higher materials consumption
•For full year 2025, the Company delivered double-digit top-line growth in personalized health services and aerospace and defense markets
•Cost reduction and efficiency programs delivered approximately $55 million of annualized cost savings in 2025
•The Company expects to continue its momentum in top-line growth and bottom-line performance in 2026

Summary of Financial Results
(Unaudited)

	Three Months Ended		Year Ended
(in millions, except per share data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$106.3	$111.0	$386.9	$440.1
Gross profit	32.8	34.4	131.0	164.2
Gross profit margin	30.8%	31.0%	33.9%	37.3%
Operating expense	55.4	64.8	227.1	441.6
Operating loss	(22.7)	(30.4)	(96.1)	(277.4)
Net (loss) income attributable to 3D Systems Corporation	(19.5)	(33.7)	29.9	(255.6)
Diluted (loss) income per share	(0.15)	(0.25)	0.19	(1.94)

Non-GAAP measures for year-over-year comparisons
Non-GAAP gross profit margin	31.0%	31.3%	34.3%	37.4%
Non-GAAP operating expense	42.5	58.4	195.6	250.3
Adjusted EBITDA	(5.3)	(19.1)	(45.4)	(66.4)
Non-GAAP diluted loss per share	$(0.13)	$(0.19)	$(0.37)	$(0.62)

Summary Comments on Results
Dr. Jeffrey Graves, President and CEO of 3D Systems said, "We are pleased with our fourth quarter performance, which exceeded our expectations driven by both our Healthcare and Industrial segments. Three markets were particularly noteworthy: med tech, dental, and aerospace and defense, which are rapidly adopting 3D printing as a core manufacturing method. These three markets have been a particular focus for our new product development over the last several years, and we believe offer sustained, growth opportunities over the next decade."

Dr. Graves continued, "Within med tech, our personalized health services business delivered strong double-digit year-over-year growth in the fourth quarter and for the full 2025 fiscal year, and has become the largest segment within our healthcare business. This growth is being fueled by our expansion into the trauma market, enabled by shorter cycle times for surgical planning and execution. In addition, our point-of-care centers, now expanding to even more leading research hospitals, are at the cutting edge of complex orthopedic procedures, in many cases related to oncology treatment. Our ability to offer solutions printed in titanium or medical-grade PEEK is of significant value to surgeons as they work to treat patients and restore their quality of life. Our dental business grew at a strong double-digit rate sequentially, driven by a recovery in the aligner market, as well as the launch of our new denture manufacturing technology. 2026 promises to be a year of continued growth based upon early feedback from dental labs across the US. In our core aerospace and defense business, we achieved our target of 15% revenue growth for the full year, delivering 16% growth, and are tracking well to our expectation of 20% annual revenue growth in 2026. From a mix standpoint, we reported stronger than expected printer sales in the quarter, which weighed on gross margins, but bodes well for future sales of consumables and services as these printers become operational."

"Our fourth quarter revenue increased 16% sequentially from the third quarter, driven by strengthening printer and materials sales in the period" said Phyllis Nordstrom, Interim Chief Financial Officer of 3D Systems. "During the quarter, we also continued to realize benefits from our cost reduction initiatives, achieving lower operating expenses and a $5.5 million improvement in Adjusted EBITDA compared to the third quarter. We also strengthened our balance sheet by executing an equitization transaction that retired the majority of our outstanding debt scheduled to mature in the fourth quarter of 2026. We remain intensely focused on reducing overall spending, while prioritizing strategic investments that drive growth in our priority markets."
Fourth Quarter 2025 Results 1
Total revenue decreased 4% to $106.3 million compared to the prior year period. After adjusting for the divestiture of Geomagic, total revenue grew 3% year over year.
Healthcare Solutions revenue increased 25% to $50.5 million compared to the prior year period.
Industrial Solutions revenue decreased 21% to $55.8 million compared to the prior year period. Adjusting for Geomagic, revenue decreased 11% year over year.
Gross profit margin decreased to 30.8% compared to 31.0% in the prior year period. Non-GAAP gross profit margin decreased to 31.0% compared to 31.3% in the prior year period. Adjusting for Geomagic, non-GAAP gross profit margin increased to 31.0% from 27.7%.
Net loss attributable to 3D Systems Corporation decreased by $14.2 million to $19.5 million compared to the prior year period. The decrease was primarily related to a gain on disposition and reduction of operating expenses.
Adjusted EBITDA improved by $13.8 million to a loss of $5.3 million compared to the prior year period primarily driven by reductions in operating expense. Adjusting for Geomagic, Adjusted EBITDA improved by $17.1 million compared to the prior year period.
Full Year 2025 Results 1
Total revenue decreased 12% to $386.9 million compared to the prior year period. Adjusting for Geomagic, total revenue declined 7% compared to the prior year period.
Healthcare Solutions revenue decreased 5% to $179.6 million compared to the prior year period.
Industrial Solutions revenue decreased 17% to $207.3 million compared to the prior year period. Adjusting for Geomagic, revenue declined by 9% year over year.
Gross profit margin decreased to 33.9% compared to 37.3% in the prior year period. Non-GAAP gross profit margin decreased to 34.3% compared to 37.4% in the prior year period. Adjusting for Geomagic, non-GAAP gross profit margin decreased by 70 basis points.
Net income attributable to 3D Systems Corporation increased by $285.5 million to $29.9 million compared to the prior year period. The increase was primarily related to the gain on dispositions and reduction of operating expenses and a decrease of asset impairment charges as compared to the prior year period.
Adjusted EBITDA improved by $21.0 million to a loss of $45.4 million compared to the prior year period primarily driven by reductions in operating expense. Adjusting for Geomagic, Adjusted EBITDA improved by $30.8 million.
1 Note for purposes of prior year comparisons, the Company recorded a one-time $8.7 million Regenerative Medicine accounting adjustment within the Healthcare Solutions segment in fourth quarter 2024.

Financial Liquidity

At December 31, 2025, the Company had total cash of $97.1 million, which included cash and cash equivalents of $95.6 million and restricted cash of $1.5 million. A total of $3.9 million in principal amount of debt is scheduled to mature in the fourth quarter of 2026, with the remaining $92.0 million principal maturing in 2030.

First Quarter 2026 Outlook

Revenue: $91 - $94 million

Adjusted EBITDA: ($5) million - ($3) million

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking Adjusted EBITDA to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including legal, acquisition expenses, stock-compensation expense, intangible amortization expense, restructuring expenses, and goodwill impairment, are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

Fourth Quarter and Full Year 2025 Conference Call and Webcast

The company will host a conference call and simultaneous webcast to discuss these results on March 9, 2026, which may be accessed as follows:
Date: Monday, March 9, 2026
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 877-407-8291 or 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as "believes," "belief," "expects," "may," "will," "estimates," "intends," "anticipates" or "plans" or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

About 3D Systems

For nearly 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except par value)	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$95,635	$171,324
Accounts receivable, net of reserves — $3,608 and $2,433	83,806	101,471
Inventories	127,496	118,530
Prepaid expenses and other current assets	39,770	34,329
Assets held for sale	—	3,176
Total current assets	346,707	428,830
Property and equipment, net	49,249	51,044
Intangible assets, net	16,614	18,020
Goodwill	15,575	14,879
Operating lease right-of-use assets	45,364	50,715
Finance lease right-of-use assets	7,774	8,726
Long-term deferred income tax assets	2,787	2,063
Other assets	37,658	34,569
Total assets	$521,728	$608,846
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current portion of long-term debt, net of deferred financing costs	$3,944	—
Current operating lease liabilities	11,583	9,514
Accounts payable	41,017	41,833
Accrued and other liabilities	46,656	45,488
Customer deposits and deferred revenue	17,423	32,010
Liabilities held for sale	—	10,251
Total current liabilities	120,623	139,096
Long-term debt, net of deferred financing costs	86,394	211,995
Long-term operating lease liabilities	45,420	52,527
Long-term deferred income tax liabilities	2,740	2,076
Other liabilities	24,000	25,001
Total liabilities	279,177	430,695
Commitments and contingencies (Note 20)
Redeemable non-controlling interest	2,193	1,958
Stockholders’ equity:
Preferred stock, 5,000 shares authorized; no par value; no shares issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 145,581 and 135,510 as of December 31, 2025 and 2024, respectively	146	136
Additional paid-in capital	1,620,399	1,593,366
Accumulated deficit	(1,332,360)	(1,362,243)
Accumulated other comprehensive loss	(47,827)	(55,066)
Total stockholders’ equity	240,358	176,193
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$521,728	$608,846
3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue:
Products	$62,570	$70,426	$223,405	$279,178
Services	43,705	40,598	163,497	160,943
Total revenue	106,275	111,024	386,902	440,121
Cost of sales:
Products	45,397	46,288	151,145	175,859
Services	28,103	30,291	104,712	100,084
Total cost of sales	73,500	76,579	255,857	275,943
Gross profit	32,775	34,445	131,045	164,178
Operating expenses:
Selling, general and administrative	42,707	43,360	161,331	210,132
Research and development	11,968	20,219	65,037	86,479
Asset impairment charges	760	1,234	760	144,967
Total operating expenses	55,435	64,813	227,128	441,578
Loss from operations	(22,660)	(30,368)	(96,083)	(277,400)
Non-operating income (loss):
Foreign exchange gain (loss), net	1,466	3,226	3,637	2,452
Interest income	502	1,502	3,956	7,302
Interest expense	(1,960)	(620)	(5,162)	(2,564)
Gain on disposition	13,909	—	139,590	—
Other income (loss), net	(3,681)	(1,505)	3,654	20,214
Total non-operating income	10,236	2,603	145,675	27,404
Net income (loss) before income taxes	(12,424)	(27,765)	49,592	(249,996)
Provision for income taxes	(5,812)	(4,689)	(14,871)	(2,193)
Loss on equity method investment, net of income taxes	(1,278)	(1,001)	(4,838)	(3,404)
Net income (loss) before redeemable non-controlling interest	(19,514)	(33,455)	29,883	(255,593)
Less: net loss attributable to redeemable non-controlling interest	—	252	—	—
Net income (loss) attributable to 3D Systems Corporation	$(19,514)	$(33,707)	$29,883	$(255,593)

Net income (loss) per common share:
Basic	$(0.15)	$(0.25)	$0.23	$(1.94)
Diluted	$(0.15)	$(0.25)	$0.19	$(1.94)

Weighted average shares outstanding:
Basic	125,986	132,576	129,159	131,861
Diluted	125,986	132,576	175,514	131,861

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
(in thousands)	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net income (loss) before redeemable non-controlling interest	$29,883	$(255,593)
Adjustments to reconcile income (loss) to net cash used in operating activities:
Depreciation and amortization	21,511	33,310
Accretion of debt discount	1,463	1,378
Stock-based compensation	9,525	18,457
Non-cash operating lease expense	9,974	9,871
Provision for inventory obsolescence and revaluation	8,201	12,360
Provision for bad debts	1,810	506
(Gain) loss on the disposition of businesses, property, equipment and other assets	(138,569)	2,795
Gain on debt extinguishment	(5,484)	(21,518)
Benefit for deferred income taxes and reserve adjustments	(685)	(952)
Loss on equity method investment	4,838	3,404
Asset impairment charges	760	144,967
Changes in operating accounts:
Accounts receivable	18,423	(6,376)
Inventories	(14,440)	15,766
Prepaid expenses and other current assets	698	7,049
Accounts payable	(3,472)	(5,812)
Deferred revenue and customer deposits	(8,421)	3,602
Accrued and other liabilities	(4,518)	(6,187)
All other operating activities	(19,325)	(1,914)
Net cash used in operating activities	(87,828)	(44,887)
INVESTING ACTIVITIES
Purchases of property and equipment	(9,944)	(16,121)
Proceeds from sale of assets and businesses, net of cash sold	122,681	96
Acquisitions and other investments, net of cash acquired	(3,933)	(3,000)
Other investing activities	186	—
Net cash provided by (used in) investing activities	108,990	(19,025)
FINANCING ACTIVITIES
Proceeds from borrowings	92,030	—
Debt issuance and amendment costs	(6,132)	—
Repayment of borrowings and long-term debt	(169,987)	(87,218)
Stock repurchases	(14,960)	—
Taxes paid related to net-share settlement of equity awards	(1,025)	(2,662)
Other financing activities	(1,593)	(1,385)
Net cash used in financing activities	(101,667)	(91,265)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,724	(5,053)
Net decrease in cash, cash equivalents and restricted cash	(75,781)	(160,230)
Cash, cash equivalents and restricted cash at the beginning of the year	172,881	333,111
Cash, cash equivalents and restricted cash at the end of the year	$97,100	$172,881

3D SYSTEMS CORPORATION
Segment Information
(Unaudited)

	Three Months Ended		Year Ended
(in millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue:
Healthcare Solutions	$50.5	$40.4	$179.6	$189.7
Industrial Solutions	55.8	70.7	207.3	250.4
Total	$106.3	$111.0	$386.9	$440.1

3D SYSTEMS CORPORATION
Reconciliations of GAAP to Non-GAAP Measures

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP diluted income (loss) per share, non-GAAP operating expense and Adjusted EBITDA. These non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.
To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
•costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
•stock-based compensation expenses, a non-cash expense;
•charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;
•the impact of Geomagic for pre-divestiture periods in 2024; and
•costs, including legal fees, related to significant or unusual litigation matters.
Amortization of intangibles and acquisition and divestiture-related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business' operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.
The matters discussed above are tax effected, as applicable, in calculating non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.
Furthermore, in this press release, 3D Systems reports certain non-GAAP financial measures further adjusted to remove the operating activity related to Geomagic, which the company divested on April 1, 2025, for $119.4 million in cash, for periods non comparable on a year over year basis. The company believes excluding non-comparable periods allows it to include the operating activity related to Geomagic only to the extent that results are comparable year over year.
A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.
Certain columns may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in thousands.
3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross profit margin, Adjusted EBITDA, and non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges, are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.
Adjusted Revenue (unaudited)

	Three Months Ended		Year Ended
(in millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenue	$106.3	$111.0	$386.9	$440.1
Geomagic	—	(7.7)	—	(22.1)
Adjusted revenue (Non-GAAP)	$106.3	$103.3	$386.9	$418.0

Non-GAAP Gross Profit and Gross Profit Margin (unaudited)

	Three Months Ended
(in millions)	December 31, 2025		December 31, 2024
	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$32.8	30.8%	$34.4	31.0%
Amortization expense	0.2	0.2%	0.2	0.2%
Restructuring expense	—	—%	0.1	0.1%
Gross profit (Non-GAAP)	$33.0	31.0%	$34.7	31.3%
Geomagic	—	—%	(6.0)	(3.6)%
Gross profit excluding Geomagic (Non-GAAP)	$33.0	31.0%	$28.7	27.7%
(1) Calculated as non-GAAP gross profit as a percentage of total revenue.

	Year Ended
(in millions)	December 31, 2025		December 31, 2024
	Gross Profit	Gross Profit Margin (1)	Gross Profit	Gross Profit Margin (1)
Gross profit (GAAP)	$131.0	33.9%	$164.2	37.3%
Amortization expense	0.8	0.2%	1.0	0.2%
Restructuring expense	1.0	0.3%	(0.4)	(0.1)%
Gross profit (Non-GAAP)	$132.9	34.3%	$164.8	37.4%
Geomagic	—	—%	(18.3)	(2.4)%
Gross profit excluding Geomagic (Non-GAAP)	$132.9	34.3%	$146.5	35.0%
(1) Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense (unaudited)

	Three Months Ended		Year Ended
(in millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating expense (GAAP)	$55.4	$64.8	$227.1	$441.6
Amortization expense	(0.7)	(0.8)	(3.0)	(13.3)
Stock-based compensation expense	(7.7)	(1.1)	(9.5)	(18.4)
Acquisition and divestiture-related expense	(0.1)	(1.4)	(1.3)	(2.2)
Legal and other expense	(3.1)	(1.8)	(9.5)	(11.0)
Restructuring expense	(0.5)	(0.1)	(7.5)	(1.4)
Asset impairment charges	(0.8)	(1.2)	(0.8)	(145.0)
Non-GAAP operating expense	$42.5	$58.4	$195.6	$250.3

Net (Loss) Income Attributable to 3D Systems Corporation to Adjusted EBITDA (unaudited)

	Three Months Ended		Year Ended
(in millions)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net (loss) income attributable to 3D Systems Corporation (GAAP)	$(19.5)	$(33.7)	$29.9	$(255.6)
Interest income (expense), net	1.5	(0.9)	1.2	(4.7)
Provision (benefit) for income taxes	5.8	4.7	14.9	2.2
Depreciation expense	4.2	4.5	17.4	19.0
Amortization expense	0.9	1.0	3.8	14.3
EBITDA (Non-GAAP)	(7.0)	(24.4)	67.2	(224.8)
Stock-based compensation expense	7.7	1.1	9.5	18.4
Acquisition and divestiture-related expense	0.1	1.4	1.3	2.2
Legal and other expense	3.1	2.2	9.5	11.4
Restructuring expense	0.5	(0.2)	8.5	0.7
Net loss attributable to redeemable non-controlling interest	—	0.3	—	0.1
Loss on equity method investment, net of tax	1.3	1.0	4.8	3.4
Asset impairment charges	0.8	1.2	0.8	145.0
Loss (gain) on repurchase of debt	2.7	—	(5.5)	(21.5)
Gain on disposition	(13.9)	—	(139.6)	—
Other non-operating income	(0.5)	(1.7)	(1.8)	(1.2)
Adjusted EBITDA (Non-GAAP)	$(5.3)	$(19.1)	$(45.4)	$(66.4)
Geomagic	—	(3.3)	—	(9.8)
Adjusted EBITDA excluding Geomagic	(5.3)	(22.4)	(45.4)	(76.2)

Diluted (Loss) Income per Share (unaudited)

	Three Months Ended		Year Ended
(in dollars)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Diluted (loss) income per share (GAAP)	$(0.15)	$(0.25)	$0.19	$(1.94)
Amortization expense	0.01	0.01	0.02	0.11
Stock-based compensation expense	0.06	0.01	0.05	0.14
Acquisition and divestiture-related expense	—	0.01	0.01	0.02
Legal and other expense	0.02	0.02	0.05	0.09
Restructuring expense	—	—	0.05	0.01
Asset impairment charges	0.01	0.01	—	1.10
Loss (gain) on repurchase of debt	0.02	—	(0.03)	(0.16)
Gain on disposition	(0.11)	—	(0.80)	—
Loss on equity method investment and other	0.01	0.01	0.03	0.03
Tax effect of the adjustments reflected above	—	—	0.05	—
Non-GAAP diluted loss per share	$(0.13)	$(0.19)	$(0.37)	$(0.62)